Exhibit 99.(h6)



                  FORM OF AMENDMENT TO ADMINISTRATION AGREEMENT

         AMENDMENT TO ADMINISTRATION AGREEMENT, effective as of May 1, 2007, by and between JULIUS BAER INVESTMENT FUNDS, a business trust established under the laws of the Commonwealth of Massachusetts (the "Fund"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

         WHEREAS, the Fund and Bank entered into an Administration Agreement dated December 28, 1999, as amended from time to time (the "Administration Agreement"); and

         WHEREAS, the Fund and Bank desire to amend the Administration Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

         1. Amendments.

         Section 7(a) of the Administration Agreement is hereby amended by adding at the end thereof, the following:

                  "(iii) In addition, if a majority of the Board of Trustees in its sole discretion determines that State Street Bank & Trust Company, as successor to the Bank ("State Street") under this Agreement, beginning after three (3) months from the date of the final Fund conversion to State Street's fund accounting systems, has failed to meet the service standards as agreed to and outlined in the Service Level Agreement agreed between the parties in any material respects for two consecutive calendar quarters, written notice of such determination setting forth the reasons for such determination shall be provided to the Bank. In the event the Bank shall not, within ninety (90) days thereafter, cure in all material respects such identified deficiencies as set forth herein, the Fund, with the authorization of the Board, may terminate this Agreement. The Fund's right to terminate this Agreement as a result of a failure to meet the service standards as described herein is in addition to, and entirely separate from, the Fund's right to terminate this Agreement as a result of a material breach of the Agreement by State Street."

         2. MISCELLANEOUS.

         a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

         b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.



JULIUS BAER INVESTMENT FUNDS

Accepted and approved by:               __________________________________
Print Name:                             Tony Williams
Title:                                  CEO, Julius Baer Investment Funds

Date:                                   __________________________________


Accepted and approved by:               __________________________________
Print Name:                             Craig Giunta
Title:                                  CFO, Julius Baer Investment Funds

Date:                                   __________________________________




INVESTORS BANK & TRUST COMPANY


Accepted and approved by:               __________________________________
Print Name:
Title:
                                        Investors Bank & Trust Company

Date:                                   __________________________________



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                                   APPENDIX A

                                   PORTFOLIOS

                       Julius Baer Total Return Bond Fund
                      Julius Baer International Equity Fund
                    Julius Baer International Equity Fund II
                       Julius Baer Global High Income Fund
                         Julius Baer U.S. Microcap Fund
                          Julius Baer U.S. SmallcapFund
                          Julius Baer U.S. Midcap Fund
                         Julius Baer U.S. Multicap Fund